Exhibit 3.32(a)

Form 201
Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709 Filing Fee: $300	Certificate of Formation For-Profit Corporation	Filed in the Office of the Secretary of State of Texas Filing #: 800642410 04/17/2006 Document #: 125747620002 Image Generated Electronically for Web Filing
Article 1 — Entity Name and Type
The filing entity being formed is a for-profit corporation. The name of the entity is:
MONEY MART CSO, INC.
The name must contain the word “corporation,” “company,” “incorporated,” “limited,” or an abbreviation of one of these terms. The name must not be the same as deceptively similar to or similar to that of an existing corporate limited liability company, or limited partnership name on file with the secretary of state. A preliminary check for “name availability” is recommended.
Article 2 — Registered Agent and Registered Office
☑ A. The initial registered agent is an organization (cannot be corporation named above) by the name of:
CT Corporation System, Inc.
OR
☐ B. The initial registered agent is an individual resident of the state whose name is set forth below:
C. The business address of the registered agent and the registered office address is:
Street Address:
350 North St. Paul Street Dallas TX 75201
Article 3 — Directors
The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are set forth below:
Director: Donald F. Gayhardt
Address: 1436 Lancaster Avenue Suite 300 Berwyn PA, USA 19312-1288
Article 4 — Authorized Shares
The total number of shares the corporation is authorized to issue and the par value of each of such shares, or a statement that such shares are without par value is set forth below.

Number of Shares	Par Value (must choose and complete either A or B)	Class	Series
1000	☐ A. has a par value of $
☑ B. without per value.
If the shares are to be divided into classes, you must set forth the designation of each class, the number of shares of each class, and the par value (or statement of no par value), of each class. If shares of a class are to be issued in series, you must provide the designation of each series. The preferences, limitations, and relative rights of each class or series must be stated in space provided for supplemental information.
Article 5 — Purpose
The purpose for which the corporation is organized is for the transaction of any and all lawful business for which corporations may be organized under the Texas Business Organizations Code.
Supplemental Provisions / Information
To the full extent permitted by the applicable provisions of Title 1, Chapter 8 of the Texas Business Organizations Code and other applicable law, the Corporation shall advance expenses to and indemnify any present and former directors, officers, employees, and agents of the Corporation and persons serving or formerly serving at the request of the Corporation as directors, officers, partners, venturers, proprietors, trustees, employees, agents or similar functionaries of another foreign or domestic corporation, employee benefit plan, other enterprise or entity against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by the person in any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding and any inquiry or investigation that could lead to such an action suit or proceeding, because the person is or was acting in one of the capacities set forth above.
(The attached addendum, if any, is incorporated herein by references)
Letter of consent to SOS.pdf
Effectiveness of Filing
☑ A. This document becomes effective when the document is filed by the secretary of state
OR
☐ B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is:
Organizer
The name and address of the organizer is set forth below.
Hilary B. Miller     112 Parsonage Road, Greenwich, CT 06830-3942
Execution
The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

/s/ Hilary B. Miller
Signature of organizer

FILING OFFICE COPY

Form 401
Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709 Filing Fee: See Instruction	Statement of Change of Registered Office/Agent	Filed in the Office of the Secretary of State of Texas Filing #: 800642410 02/02/2009 Document #: 244893260003 Image Generated Electronically for Web Filing
Entity Information
The name of the entity is:
MONEY MART CSO, INC.
The file number issued to the entity by the secretary of state is: 800642410
The registered agent and registered office of the entity as currently shown on the records of the secretary of state are:
CT Corporation System, Inc.
350 North St. Paul Street, Dallas, TX, USA 75201
Change to Registered Agent/Registered Office
The following changes are made to the registered agent and/or office information of the named entity:
Registered Agent Change
☑ A. The new registered agent is an organization (cannot be entity named above) by the name of:
National Registered Agents, Inc.
OR
☐ B. The new registered agent is an individual resident of the state whose name is:
Registered Office Change
☑ C. The business address of the registered agent and the registered office address is changed to:
16055 Space Center Blvd., Suite 235, Houston, TX, USA 77062
The street address of the registered office as stated in this instrument is the same as the registered agent’s business address.
Statement of Approval
The change specified in this statement has been authorized by the entity in the manner required by the BOC or in the manner required by the law governing the filing entity, as applicable.
Effectiveness of Filing
☑ A. This document becomes effective when the document is filed by the secretary of state.
☐ B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state. The delayed effective date is:
Execution
The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudufent instrument.

Date: February 2, 2009	Roy Hibberd, Secretary
Signature and title of authorized person(s) (see instructions)

FILING OFFICE COPY